GROWTH STOCK OUTLOOK TRUST, INC.

                   ARTICLES OF AMENDMENT


     Growth  Stock  Outlook  Trust,  Inc.,  a  Maryland  corporation  having its
principal   office  in   Montgomery   County,   Maryland   (hereinafter   called
"Corporation"), hereby certifies:

     FIRST: The charter of the Corporation is amended by striking out Article II of the Articles of Incorporation and inserting in lieu thereof the following:

      "Name: The name of the Corporation (hereinafter called the Corporation) is The Charles Allmon Trust, Inc."

     SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF, Growth Stock Outlook Trust, Inc. has caused this instrument to be signed in its name and on its behalf by its President, Charles Allmon, and attested by its Secretary, Janet R. Hudson, on the 31st day of May, 1991.

     The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

                           GROWTH STOCK OUTLOOK TRUST, INC.

                           By: \s\ Charles Allmon
                              ------------------------------
                                 Charles Allmon, President
ATTEST

By: \s\  Janet R. Hudson
   ---------------------
         Janet R. Hudson
         Secretary